Exhibit 10.11

To:	Dana Russell
From:	Alan Friedman
Date:	September 15, 2008
Re:	Personal and Confidential: Effect of IRC §409A and §105(h) on Your Severance Agreement

Background – 409A in general and potential penalties:

As you have heard, Section 409A of the Internal Revenue Code prescribes detailed rules that focus on when “deferred compensation” can be paid. “Deferred Compensation” is defined by the Tax Code to include any contractual promise made in one year to make a payment in a later year, such as any payments you are eligible to receive under your Severance Agreement. Section 409A was added to the Tax Code in 2004 but will become fully effective as of January 1, 2009. so we are taking steps to align Novell’s plans and agreements that are subject to section 409A with the Tax Code requirements.

The Tax Code imposes a 20% federal tax penalty for violations of 409A, in addition to imposing federal income tax at the regular rate (which together can lead to a combined rate as high as 55%), plus potential penalty and interest charges. Certain states also impose penalties for failing to comply with 409A (e.g., California), which are in addition to the increased taxable income subject to state and local taxation that results from noncompliance under federal law.

Effect on your Severance Agreement:

Several exceptions under 409A protect the various payments you are eligible to receive during your employment, but in order for your Severance Agreement to comply with 409A, you will need to choose Option One, which modifies its terms by imposing a six-month delay on most of the cash severance payments you are eligible to receive following termination.

If you choose not to modify your agreement by selecting Option Two, the severance payments you are eligible to receive bear a significant risk of subjecting you to the adverse tax consequences described above. While this option is present to give you the flexibility to leave your Agreement as is and take on the risk of a 20%+ tax penalty, this option is not recommended and you will be required to indemnify Novell for any consequential liability or losses to which it may be subjected.

Impact on Health Insurance Coverage:

Please also understand that Section 105(h) of the Tax Code requires that, because Novell’s plan is self-insured, continued health coverage following termination will result in significantly adverse tax consequences to highly-compensated employees, unless paid for with after-tax dollars. Therefore, to make your continued health coverage provisions compliant with both Sections 409A and 105(h), we have also specified a modified process for providing the health benefits coverage under your Severance Agreement. This change does not impact the extent or duration of your continued health benefits coverage.

As you review this, feel free to consult with your financial advisor(s) or me for more information about 409A or these changes. In order for us to meet a deadline imposed by the Tax Code, we need you to select on option on the next page, initial each page, sign this document and return it to me by no later than December 15, 2008.

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[Selected] Option 1 > Should any event occur that triggers my right to any payment or benefit described in my Severance Agreement with Novell, Inc. dated 04/10/2003, as amended effective 04/24/2007 (the “Agreement”), I elect to have all cash payments described in the Agreement deferred for 6 months following the date I am eligible to receive such payments to the extent that such delay is required under Section 409A. My right to continued health insurance following the termination of my employment, as set forth in the Agreement, will be modified so as to require that I will pay for the cost of such coverage using after-tax dollars, and will be reimbursed for such payment by Novell. I understand and acknowledge that these revisions are being included in order to bring the Agreement into compliance with Internal Revenue Code Sections 409A and 105(h).

Option 2 > I do not agree to any modifications to my Severance Agreement with Novell, Inc. dated 04/10/2003, as amended effective 04/24/2007 (the “Agreement”) that will bring it into compliance with Internal Revenue Code Section 409A and 105(h). I agree to accept all responsibility and consequences associated with a determination that the payments I am eligible to receive pursuant to my severance agreement are subject to the 20% tax penalty imposed by Section 409A and other applicable tax penalty. I further agree to indemnify the Company for any liability or loss associated with my selection of this option.

The option I have selected above shall be an amendment to and become part of the Agreement. Except as specified above, the remaining terms, conditions and provisions of such agreement will remain unchanged.

/s/ Dana Russell
Signature
Dana Russell

9/15/08
Date

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